Exhibit 99.1

Ambac Announces Third Quarter 2014 Results
Enhancing Shareholder Value by
Pursuing Asset-Liability Management and Growth Opportunities
NEW YORK, NY, November 10, 2014 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac" or the “Company”), a holding company whose subsidiaries, including Ambac Assurance Corporation (“Ambac Assurance”), provide financial guarantees and other financial services, today reported results for the three months ended September 30, 2014.

Ambac Third Quarter 2014 Summary Results

($ in millions, except per share data)	3Q14	3Q13
Net premiums earned	$64.8	$70.9
Net investment income	83.6	52.1
Other than temporary impairment losses	(5.0)	(38.0)
Net realized investment gains	10.0	(10.3)
Net change in fair value of credit derivatives	7.4	31.2
Derivative products revenue	(15.7)	12.4
Income on Variable Interest Entities ("VIEs")	9.1	55.1
Loss and loss expenses (benefit)	(28.7)	(154.3)
Interest and underwriting and operating expenses	57.4	56.9
Insurance intangible amortization	41.9	37.5
Net income attributable to Common Shareholders	82.5	231.0
Net income per diluted share	$1.77	$4.98
Operating earnings [1]	142.7	193.4
Operating earnings per diluted share [1]	$3.06	$4.17
Weighted-average diluted shares outstanding (in millions)	46.6	46.4
[1] Non-GAAP Financial Data
Commenting on today’s announcement, Diana N. Adams, President and Chief Executive Officer, said, “Results in the third quarter were driven by the ongoing disciplined execution of our strategy. We are well positioned to pursue active asset-liability management and we are continually assessing opportunities to maximize the value of Ambac Assurance. Additionally, we are focused on Ambac's long-term growth and diversification through potential acquisitions that leverage our key competencies. The monetization of our junior surplus notes during the quarter provides us greater financial flexibility to support our initiatives and enhance shareholder value.”

Net Income and Operating Earnings
Net income in the third quarter 2014 was $82.5 million, or $1.77 per diluted share, compared to $231.0 million, or $4.98 per diluted share, in the same period last year. Operating income in the third quarter 2014 was $142.7 million, or $3.06 per diluted share, compared to $193.4 million, or $4.17 per diluted share in the same period last year. Net income and operating earnings declined in the third quarter 2014 compared with the third quarter 2013 primarily because of a lower benefit for loss and loss expenses and lower derivative product revenues, partially offset by higher net investment income. Net income was also impacted by lower income from variable interest entities.
Private Placement
To help fund the Company’s strategic priorities, on August 28, 2014 Ambac announced the closing of a private placement whereby Ambac sold $350 million face amount of junior surplus notes (the "Junior Surplus Notes") issued to it by the Segregated Account of Ambac Assurance, plus accrued and unpaid interest thereon, to a newly formed Trust in exchange for net proceeds of $224.3 million and a subordinated owner trust certificate (the "Owner Trust Certificate") issued by the Trust in the face amount of $74.8 million. The Trust funded the cash portion of its purchase of the Junior Surplus Notes with proceeds of the private placement of $299.2 million face amount of Notes to third party investors ("Notes"), which amount equates to approximately 80% of par plus accrued and unpaid interest on the Junior Surplus Notes. The Notes have a final maturity of August 28, 2039. Interest on the Notes will accrue at 5.1% per annum and compound annually on June 7th of each year up to and including the maturity date. Payments on the Notes will be made when and to the extent that the Segregated Account makes payments on the Junior Surplus Notes. The Notes must be paid in full before any payments will be made on the Owner Trust Certificate. The Notes and Owner Trust Certificate are non-recourse to Ambac, Ambac Assurance and the Segregated Account, but are collateralized by the Junior Surplus Notes. Ambac will record the Owner Trust Certificate as an equity investment and will reflect the activities of the non-consolidated Trust within Other Income on the Consolidated Statements of Comprehensive Income.
Net Premiums Earned
Net premiums earned include normal premiums and accelerated premiums, which result from calls and other policy accelerations. For the third quarter of 2014, net premiums earned were $64.8 million, as compared to $70.9 million in the third quarter of 2013, including negative accelerations of $1.7 million and $0.2 million, respectively. Normal net premiums earned for the third quarter of 2013 were impacted by approximately $13 million of premiums deemed uncollectible primarily in the Structured Finance sector. The following table provides a summary of net premiums earned for the three month period ended September 30, 2014 and September 30, 2013, respectively:

	Three Months Ended	Three Months Ended
($ in millions)	September 30, 2014	September 30, 2013
Public Finance	$25.5	$33.0
Structured Finance	10.4	(0.5)
International Finance	19.7	18.7
Total normal premiums earned	55.6	51.2
Accelerated earnings	9.2	19.7
Total net premiums earned	$64.8	$70.9
Net Investment Income
Net investment income for the third quarter of 2014 was $83.6 million, as compared to $52.1 million for the same period last year. Net investment income for the third quarter 2014 primarily reflected the growing allocation of the Financial Guarantee investment portfolio towards distressed Ambac insured securities, increased yields on such holdings resulting from the impact on projected cash flows of the amended Segregated Account Rehabilitation Plan and a higher allocation to corporate obligations. Financial Services investment income continues to decline, as the investment agreement portfolio runs off and the balance of investment agreement assets declines accordingly.

Net Other-Than-Temporary Impairments
Net other-than-temporary impairments of invested assets recognized in earnings was $5.0 million in the third quarter of 2014 compared to $38.0 million in the third quarter of 2013. Net other-than-temporary impairments in the third quarter of 2014 primarily related to the Company’s intent to sell certain securities that were in an unrealized loss position as of September 30, 2014, as the Company prepares to fund the payment of Deferred Amounts and Surplus Note redemptions in the fourth quarter of 2014, and credit losses related to certain Ambac insured securities. Ambac’s ongoing assessment of liquidity and changes in market conditions for securities to be sold could result in Ambac being required to sell other securities that are in an unrealized loss position, which could result in additional other-than-temporary impairment charges in the future.
Net Realized Investment Gains (Losses)
Net realized investment gains for the third quarter of 2014 were $10.0 million, as compared to a loss of $10.3 million for the same period last year. The third quarter 2014 gains included $6.0 million of net gains associated with invested assets sold in connection with the above noted expected payments and $6.3 million of net foreign exchange gains.
Net Change in Fair Value of Credit Derivatives
The gain attributable to the change in fair value of credit derivatives for the three months ended September 30, 2014 was $7.4 million compared with the gain of $31.2 million for the three months ended September 30, 2013. The change in fair value of credit derivatives for the third quarter 2014 reflected more modest improvement in reference obligation prices and slower runoff of the portfolio than the third quarter 2013. Credit derivative fees earned continue to decline with the size of the portfolio. The impact of incorporating the Ambac Assurance credit valuation adjustment (“Ambac CVA”) resulted in losses within the overall change in fair value of credit derivative liabilities of $0.2 million for the three months ended September 30, 2014 compared to $3.4 million for the three months ended September 30, 2013.
Derivative Products
The derivative products portfolio is positioned to generate gains in a rising interest rate environment in order to provide an economic hedge against the impact of rising rates on certain exposures within the financial guarantee insurance portfolio. Net losses reported in derivative products revenue for the three months ended September 30, 2014 were $15.7 million versus a net gain of $12.4 million in the three months ended September 30, 2013. Results in derivative products revenue reflect mark-to-market gains or losses in the portfolio caused by changing interest rates, net of the impact of incorporating the Ambac CVA. Inclusion of the Ambac CVA in the valuation of financial services derivatives resulted in gains within derivative product revenue of $4.6 million for the three months ended September 30, 2014, compared with losses of $1.1 million for the same period last year.
Income (Loss) on Variable Interest Entities (VIEs)
Income on VIEs for the three months ended September 30, 2014 was $9.1 million compared to $55.1 million in the third quarter of 2013. Income on VIEs for the third quarter of 2014 was primarily attributable to the increase in fair value of VIE assets along with a decrease in fair value of certain VIE note liabilities, caused by the slight CVA increase. Income on VIEs for the third quarter of 2013 was primarily attributable to the impact of an increase in the Ambac CVA on the fair value of certain VIE note liabilities that include significant projected financial guarantee claims.
Loss and Loss Expenses (Benefit), and Loss Reserves
The amended Segregated Account Rehabilitation Plan, which became effective on June 12, 2014, increased the percentage of permitted policy claims to be paid from 25% to 45% with effect from July 21, 2014. The Rehabilitator has also confirmed that portions of Deferred Amounts, together with interest thereon, will be paid on December 22, 2014 so that those policyholders that received 25% (and not 45%) cash Interim Payments in respect of their permitted policy claims will generally be entitled to receive equalizing payments in cash of their Deferred Amounts (including accrued interest thereon) outstanding as of July 20, 2014. Policyholders will be entitled to receive an equalizing payment of their Deferred Amounts equal to the lower of (i) their outstanding Deferred Amounts on December 22, 2014, and (ii) 26.67% of their Deferred Amounts as of July 20, 2014, even if they have received a Supplemental Payment and/or a Special Policy Payment.

As of September 30, 2014, approximately $4.4 billion of Deferred Amounts, inclusive of accrued interest payable of $359.8 million, remain unpaid. The aggregate amount of equalizing payments is estimated to be approximately $1.1 billion.
Loss and loss expenses for the third quarter of 2014 were a benefit of $28.7 million, as compared to a benefit of $154.3 million for the third quarter of 2013. The third quarter 2014 benefit included lower estimated losses in international, domestic public finance, student loans, and other structured, which were somewhat offset by $51.7 million of interest expense on Deferred Amounts and slightly higher estimated losses in residential mortgage backed securities (“RMBS”). Reduced international losses were the result of a negotiated refinancing of a distressed transaction insured by Ambac UK. Domestic public finance improved slightly, with no significant changes in Ambac’s credit views.  Puerto Rico reserves were down slightly due to amortization in the quarter. Other structured exposures improved due to favorable developments on a private structured insurance transaction. In addition, student loan exposure benefited from lower interest rates, improved performance of underlying student loans and improved restructuring prospects for a certain risk, all of which more than offset the impact of lower discount rates and reduced commutation probabilities. RMBS estimated losses in the third quarter 2014 were driven by lower projected losses in second lien RMBS, which was more than offset by a combination of higher estimated losses in first lien RMBS and a decrease in estimated representation and warranty (“R&W”) subrogation recoveries, the latter of which stemmed from the improvement in second lien RMBS projected losses.
During the third quarter of 2014, net cash claims and loss expense payments, net of reinsurance from all policies, were $5.6 million as compared to $6.3 million during the third quarter 2013.
Loss and loss expense reserves (gross of reinsurance and net of subrogation recoveries) were $5.5 billion at September 30, 2014 and $5.6 billion at June 30, 2014. The following table provides loss reserves by bond type at September 30, 2014 and June 30, 2014:

($ in millions)	September 30, 2014	June 30, 2014
RMBS [1]	$3,482	$3,408
Student Loans	905	920
Domestic Public Finance [1]	389	409
Ambac UK	590	672
All other credits	36	82
Loss expenses	112	97
Total [1]	$5,514	$5,588
1    Loss reserves for September 30, 3014 and June 30, 2014 include accrued interest related to amendments to the Plan of Rehabilitation of the Segregated Account as follows: RMBS: $359 million and $307 million; Domestic Public Finance: $1 million and $1 million; and Total: $360 million and $308.1 million, respectively.
Reserves as of September 30, 2014 and June 30, 2014 are net of $2.214 billion and $2.284 billion, respectively, of estimated R&W subrogation recoveries. The decrease in the estimated R&W subrogation recoveries is primarily due to reductions in second lien RMBS future expected claims in the third quarter of 2014. For policies which have estimated R&W subrogation recoveries as of September 30, 2014, Ambac has estimated ultimate losses of $4.454 billion, which include paid claims, net of recoveries received, of $1.784 billion and a discounted value of future expected claim payments of $2.670 billion. Future expected claim payments include Deferred Amounts and accrued interest on Deferred Amounts of $1.857 billion and $166 million, respectively. Ambac Assurance is pursuing remedies and enforcing its rights, through lawsuits and other methods, to seek redress for breaches of R&W and for fraud related to various RMBS transactions.
Expenses
Underwriting and operating expenses for the third quarter of 2014 were $25.5 million, compared to $25.0 million for the third quarter of 2013. Expenses increased in part due to a $0.9 million variance in premium taxes, related mostly to one Ambac UK policy, and the write-off of uncollectible premiums in the third quarter 2013. Additionally, lower compensation costs in the third quarter 2014 were driven by several factors including changes to headcount and retiree benefits.

At the Fresh Start Reporting Date, an insurance intangible asset was recorded which represented the difference between the fair value and aggregate carrying value of insurance and reinsurance assets and liabilities. The insurance intangible asset is being amortized over the remaining life of Ambac’s exposures. The insurance intangible amortization expense for the three months ended September 30, 2014 was $41.9 million compared to $37.5 million from the same period last year.
Interest Expense
Interest expense was $31.8 million for the third quarter of 2014, unchanged compared to the third quarter of 2013. Interest expense includes accrued interest on investment agreements and Surplus Notes issued by Ambac Assurance and the Segregated Account. Additionally, interest expense includes discount accretion on Surplus Notes as their carrying value is at a discount to par. As mentioned above, the Junior Surplus Notes, with a par value of $350 million originally issued to Ambac by the Segregated Account, were sold to a third-party trust in August 2014 as collateral for a secured borrowing transaction. Subsequent to the sale, the Junior Surplus Notes are reflected as debt on Ambac's balance sheet along with other Surplus Notes held by third parties. The increase in interest expense from the Junior Surplus Notes sold in August 2014 was offset by lower discount accretion on a portion of the previously outstanding Surplus Note liabilities and runoff of the investment agreement portfolio.
As contemplated by the amended Segregated Account Rehabilitation Plan, the Rehabilitator will redeem certain Segregated Account Surplus Notes (other than Junior Surplus Notes) on November 20, 2014, approximately one month earlier than initially anticipated. Ambac Assurance requested approval of the Wisconsin Commissioner of Insurance (the “Commissioner”) to make the proportionate redemptions one month earlier in order to avoid $1.8 million of interest costs which would otherwise be incurred on the Surplus Notes owned by third parties. As announced on October 13, 2014, the Commissioner approved the request of Ambac Assurance to redeem its Surplus Notes on November 20, 2014, rather than December 22, 2014, in an amount equal to 26.67% of the outstanding principal and accrued interest on such Surplus Notes as of July 20, 2014. The Segregated Account will also redeem its Surplus Notes (other than Junior Surplus Notes) in a similar proportionate amount on November 20, 2014. The combined redemption amount payable to third parties is $413.6 million. The redemption of Surplus Notes will result in a charge representing the accelerated recognition of the unamortized discount on the redeemed Surplus Notes. As of September 30, 2014, the unamortized discount on the portion of Segregated Account and Ambac Assurance Surplus Notes expected to be redeemed is $75.5 million.
Taxes
The provision for income taxes was $2.3 million for the third quarter 2014, compared to $0.6 million for the third quarter of 2013. Third quarter 2014 income taxes consist primarily of income tax expense as a result of pre-tax profits in Ambac UK’s Italian branch, which cannot be offset by losses in other jurisdictions.
At September 30, 2014 the Company had $5.3 billion of U.S. Federal net operating loss carry-forwards (“NOLs”), including $1.4 billion at Ambac and $3.9 billion at Ambac Assurance.
Balance Sheet
Total assets at September 30, 2014 were $26.6 billion, a decrease of $0.5 billion from $27.1 billion at December 31, 2013. The decrease was primarily due to a reduction of VIE assets and lower insurance intangible assets and premium receivables resulting from the runoff of the insured portfolio partially offset by an increase of the non-VIE investment portfolio.
The fair value of the consolidated non-VIE investment portfolio was $7.1 billion and $6.5 billion at September 30, 2014 and at December 31, 2013, respectively, inclusive of the proceeds from the sale of the Junior Surplus Notes.  The fair value of the financial guarantee investment portfolio was $6.6 billion at September 30, 2014, up $0.5 billion from $6.1 billion at December 31, 2013.
Total liabilities at September 30, 2014 were $25.3 billion, a decrease of $0.8 billion from $26.1 billion at December 31, 2013. The decrease was primarily as a result of lower VIE liabilities, lower unearned premium reserves and lower investment agreement liabilities partially offset by higher long-term debt related to the sale of the Junior Surplus Notes and derivative liabilities resulting from a decline in interest rates.

Non-GAAP Financial Data
In addition to reporting the Company’s quarterly financial results in accordance with GAAP, the Company reports two non-GAAP financial measures: Operating Earnings (Losses) and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying profitability drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings (Losses) and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Operating Earnings
Operating earnings were $142.7 million, or $3.06 per diluted share, for the three months ended September 30, 2014 as compared to operating earnings of $193.4 million, or $4.17 per diluted share, for the same period last year.
The following table reconciles net income attributable to common shareholders to the non-GAAP measure, operating earnings, for the three month periods ended September 30, 2014 and the same period last year:

	Three Months Ended		Three Months Ended
	September 30, 2014		September 30, 2013
($ and shares in millions)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net (loss) income attributable to common shareholders	$82.5	$1.77	$231.0	$4.98
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(5.4)	(0.12)	(8.5)	(0.18)
Effect of consolidating financial guarantee VIEs	2.8	0.06	(48.7)	(1.05)
Insurance intangible amortization	41.9	0.90	37.5	0.81
FX (gain) loss from re-measurement of premium receivables and loss and loss expense reserves	25.5	0.55	(19.0)	(0.41)
Fair value (gain) loss on derivatives from Ambac CVA	(4.6)	(0.10)	1.1	0.02
Operating Earnings (Losses)	$142.7	$3.06	$193.4	$4.17
Weighted-average diluted shares outstanding		46.6		46.4
Adjusted Book Value
Adjusted Book Value was $(64.6) million as of September 30, 2014, as compared to $(49.9) million at December 31, 2013.
The Adjusted Book Value decrease from December 31, 2013 to September 30, 2014 of $14.7 million was primarily driven by a reduction in net unearned premiums and fees in excess of expected losses partially offset by Operating Earnings.
Adjusted Book Value as of December 31, 2013 reflects a $230.8 million revision to correct the previously reported amount of $(280.7) million. This revision relates to a correction in the net unearned premiums and fees in excess of expected losses adjustment. The revision eliminates the impact of forgone future installment premiums related to one Ambac UK exposure that was already recorded in Ambac's stockholders' equity.

The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

		Revised	As Previously Reported
($ in millions)	September 30, 2014	December 31, 2013	December 31, 2013
Total Ambac Financial Group, Inc. stockholders’ equity	$975.7	$703.0	$703.0
Adjustments:
Non-credit impairment fair value losses on credit derivatives	65.5	72.8	72.8
Effect of consolidating financial guarantee variable interest entities	(313.7)	(372.7)	(372.7)
Insurance intangible asset and goodwill	(1,989.5)	(2,112.5)	(2,112.5)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(48.5)	(48.4)	(48.4)
Net unearned premiums and fees in excess of expected losses	1,460.7	1,666.0	1,435.2
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(214.8)	41.9	41.9
Adjusted Book Value	$(64.6)	$(49.9)	$(280.7)
Explanation of Non-GAAP Measures
Operating Earnings. Operating Earnings eliminates the impact of certain GAAP accounting requirements and includes certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Operating earnings is defined as net income attributable to common shareholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s CVA, and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services - Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac. These adjustments eliminate the VIE consolidation and ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the amortization of the financial guarantee insurance intangible asset and impairment of goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. The amount reported in net income attributable to common shareholders represents the amortization of Fresh Start adjustments relating to financial guarantee contracts. These adjustments ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC.

•
Elimination of the foreign exchange gains (losses) on re-measurement of net premium receivables and loss and loss expense reserves. Long-duration receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period’s foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that Ambac will ultimately recognize.

•
Elimination of the gains (losses) relating to Ambac’s CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

•	Elimination of non-recurring GAAP Fresh Start reporting adjustments.

Adjusted Book Value. Adjusted Book Value eliminates the impact of certain GAAP accounting requirements and includes the addition of certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP Fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac. These adjustments eliminate VIE consolidation and ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the financial guarantee insurance intangible asset and goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC.

•
Elimination of the gain relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Addition of the value of the unearned premium reserve on financial guarantee contracts and fees on credit derivative contracts, adjusted for management's expected future net premiums and credit derivative receipts, in excess of expected losses, net of reinsurance.

•
Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio will differ materially from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax net operating loss (“NOL”) that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result, for purposes of Adjusted Book Value, we utilized a 0% effective tax rate. We maintain a full valuation allowance against our deferred tax asset and recognition of the value of the NOL would be reflected in Adjusted Book Value considering all the facts and circumstances as of the relevant reporting date.
Earnings Call and Webcast
On November 11, 2014 at 8:00am (ET), members of senior management will discuss third quarter 2014 results during a live conference call. Ambac's conference call will be accessible via telephone and webcast. The dial-in number for Ambac's conference call is (855) 427-4389 (Domestic) or (484) 756-4251 (International). Webcast participants may access the call through the Investor Relations section of Ambac's website, http://ir.ambac.com/events.cfm.
A replay of the call will be available for one week at (855) 859-2056 (Domestic) or (404) 537-3406 (International); conference ID # 26908462. The webcast will be archived on Ambac's website for approximately 90 days.
Additional information is included in a financial supplement (available today) and presentations (available on November 11, 2014) at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac Financial Group, Inc. is also exploring opportunities involving the acquisition and/or development of new businesses. Ambac Financial Group Inc.'s common stock trades on the NASDAQ Global Select Market. The Amended and Restated Certificate of Incorporation of Ambac Financial Group, Inc. contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary representation & warranty litigations. For more information, please go to www.ambac.com.
Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com
Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things, which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in Part I, Item 1A of the 2013 Annual Report on Form 10-K and in Part II, Item 1A of the Quarterly Report on Form 10-Q for the three month period ended September 30, 2014.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“Ambac Assurance”) or from new business opportunities; (3) the possible dilution of the ownership interests of our stockholders; (4) the impact on our stock price of future offerings of debt or senior equity securities; (5) our inability to achieve the financial results projected during our Chapter 11 proceeding; (6) potential of rehabilitation proceedings against Ambac Assurance; (7) decisions made by the rehabilitator of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for Ambac’s security holders; (8) our inability to realize the expected recoveries included in our financial statements; (9) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (10) material changes to the Segregated Account rehabilitation plan or to current rules and procedures governing the payment of permitted policy claims, with resulting adverse impacts; (11)  decisions of the rehabilitator of the Segregated Account concerning payments of deferred claim amounts or payments on surplus notes, the timing or magnitude of which is disadvantageous to Ambac; (12) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings by municipal issuers; (13) adverse events arising from the rehabilitation proceedings for the Segregated Account, including the failure of the injunctions issued by the Wisconsin rehabilitation court to protect the Segregated Account and Ambac Assurance from certain adverse actions; (14) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan or from rules and procedures governing the payment of permitted policy claims; (15) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (16) risks attendant to the change in composition of securities in our investment portfolio; (17) inadequacy of reserves established for losses and loss expenses; (18) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (19) changes in prevailing interest rates; (20) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (21) default by one or more of Ambac Assurance’s portfolio investments, insured issuers or counterparties; (22) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (23) risks relating to determinations of amounts of impairments taken on investments; (24) credit and liquidity risks due to unscheduled and unanticipated withdrawals on investment agreements; (25) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (26) system security risks; (27) the effects of U.S. fiscal policies; (28) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (29) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (30) changes in accounting principles or practices that may impact Ambac’s financial results, including those resulting from any further changes to the Segregated Account rehabilitation plan or decisions of the rehabilitator; (31) legislative and regulatory developments; (32) operational risks, including with respect to internal processes, risk models, systems and employees, and failures in services or products provided by third parties; (33) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (34) other risks and uncertainties that have not been identified at this time.
Source: Ambac Financial Group, Inc.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	Period from July 1	Period from July 1
	through	through
(Dollars in Thousands, except share data)	September 30, 2014	September 30, 2013
Revenues:
Net premiums earned	$64,831	$70,949
Net investment income:
Securities available-for-sale and short-term	82,881	51,776
Other investments	700	350
Total net investment income	83,581	52,126
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(6,997)	(38,553)
Portion of loss recognized in other comprehensive income	1,986	516
Net other-than-temporary impairment losses recognized in earnings	(5,011)	(38,037)
Net realized investment gains (losses)	10,045	(10,310)
Change in fair value of credit derivatives:
Realized gains (losses) and other settlements	596	1,580
Unrealized gains (losses)	6,820	29,614
Net change in fair value of credit derivatives	7,416	31,194
Derivative products	(15,685)	12,372
Other income (loss)	1,046	(1,751)
Income (loss) on variable interest entities	9,116	55,109
Total revenues before expenses and reorganization items	155,339	171,652
Expenses:
Losses and loss expenses (benefit)	(28,698)	(154,290)
Insurance intangible amortization	41,908	37,473
Underwriting and operating expenses	25,513	25,047
Interest expense	31,841	31,817
Total expenses (benefit) before reorganization items	70,564	(59,953)
Pre-tax income (loss) from continuing operations before reorganization items	84,775	231,605
Reorganization items	2	4
Pre-tax income (loss) from continuing operations	84,773	231,601
Provision for income taxes	2,344	594
Net income (loss)	$82,429	$231,007
Less: net (loss) gain attributable to noncontrolling interest	(21)	32
Net income (loss) attributable to common shareholders	$82,450	$230,975

Net income (loss) per share	$1.83	$5.13
Net income (loss) per diluted share	$1.77	$4.98

Weighted-average number of common shares outstanding:
Basic	45,115,882	45,002,463
Diluted	46,624,689	46,354,875

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	Successor Ambac		Predecessor Ambac
	Period from January 1	Period from May 1	Period from January 1
	through	through	through
(Dollars in Thousands, except share data)	September 30, 2014	September 30, 2013	April 30, 2013
Revenues:
Net premiums earned	$212,391	$128,988	$130,000
Net investment income:
Securities available-for-sale and short-term	228,570	80,987	116,371
Other investments	5,905	(2,665)	369
Total net investment income	234,475	78,322	116,740
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(26,440)	(40,557)	(467)
Portion of loss recognized in other comprehensive income	2,283	518	—
Net other-than-temporary impairment losses recognized in earnings	(24,157)	(40,039)	(467)
Net realized investment gains (losses)	29,401	8,162	53,305
Change in fair value of credit derivatives:
Realized gains (losses) and other settlements	2,088	7,654	3,444
Unrealized gains (losses)	11,491	74,760	(63,828)
Net change in fair value of credit derivatives	13,579	82,414	(60,384)
Derivative products	(117,511)	96,085	(33,735)
Other income (loss)	8,206	428	8,363
Income (loss) on variable interest entities	(34,574)	59,707	426,566
Total revenues before expenses and reorganization items	321,810	414,067	640,388
Expenses:
Losses and loss expenses (benefit)	6,608	(180,407)	(38,056)
Insurance intangible amortization	109,878	62,425	—
Underwriting and operating expenses	75,332	41,264	44,566
Interest expense	96,122	52,961	31,025
Total expenses (benefit) before reorganization items	287,940	(23,757)	37,535
Pre-tax income (loss) from continuing operations before reorganization items	33,870	437,824	602,853
Reorganization items	211	428	(2,745,180)
Pre-tax income (loss) from continuing operations	33,659	437,396	3,348,033
Provision for income taxes	3,414	1,107	755
Net income (loss)	$30,245	$436,289	$3,347,278
Less: net (loss) gain attributable to noncontrolling interest	(242)	(367)	(1,771)
Net income (loss) attributable to common shareholders	$30,487	$436,656	$3,349,049

Net income (loss) per share	$0.68	$9.70	$11.07
Net income (loss) per diluted share	$0.65	$9.40	$11.07

Weighted-average number of common shares outstanding:
Basic	45,083,831	45,001,741	302,469,544
Diluted	47,027,084	46,445,615	302,579,245

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

(Dollars in Thousands, except share data)	September 30, 2014	December 31, 2013
	(Unaudited)
Assets:
Investments:
Fixed income securities, at fair value (amortized cost of $5,941,188 in 2014 and $5,927,254 in 2013)	$6,156,228	$5,885,316
Fixed income securities pledged as collateral, at fair value (amortized cost of $64,323 in 2014 and $126,196 in 2013)	64,031	126,223
Short-term investments, at fair value (amortized cost of $550,898 in 2014 and $271,118 in 2013)	550,900	271,119
Other investments (includes $270,791 at fair value in 2014 and $240,969 at fair value in 2013)	290,870	241,069
Total investments	7,062,029	6,523,727
Cash and cash equivalents	43,332	77,370
Receivable for securities	33,836	14,450
Investment income due and accrued	32,818	37,663
Premium receivables	1,266,632	1,453,021
Reinsurance recoverable on paid and unpaid losses	105,511	121,249
Deferred ceded premium	127,596	145,529
Subrogation recoverable	489,237	498,478
Loans	6,057	6,179
Derivative assets	91,320	77,711
Insurance intangible asset	1,475,012	1,597,965
Goodwill	514,511	514,511
Other assets	173,219	35,927
Variable interest entity assets:
Fixed income securities, at fair value	2,651,683	2,475,182
Restricted cash	7,337	17,498
Investment income due and accrued	4,192	1,365
Loans, at fair value	12,503,484	13,398,895
Intangible assets	—	76,140
Other assets	2,979	19,617
Total assets	$26,590,785	$27,092,477
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$1,953,392	$2,255,680
Loss and loss expense reserves	6,003,474	5,968,712
Ceded premiums payable	61,104	70,962
Obligations under investment agreements	160,515	359,070
Deferred taxes	2,176	2,199
Current taxes	785	738
Long-term debt	1,219,310	963,178
Accrued interest payable	376,773	294,817
Derivative liabilities	348,427	253,898
Other liabilities	66,101	67,377
Payable for securities purchased	27,263	4,654
Variable interest entity liabilities:
Accrued interest payable	6,141	722
Long-term debt, at fair value	13,159,174	14,091,753
Derivative liabilities	1,955,291	1,772,306
Other liabilities	169	7,989
Total liabilities	25,340,095	26,114,055
Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized shares—20,000,000; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; authorized shares—130,000,000; issued and outstanding shares—45,004,410 at September 30, 2014 and 45,003,461 at December 31, 2013	450	450
Additional paid-in capital	188,648	185,672
Accumulated other comprehensive income	250,865	11,661
Accumulated earnings	535,706	505,219
Common stock held in treasury at cost, 937 shares at September 30, 2014 and December 31, 2013	(19)	(19)
Total Ambac Financial Group, Inc. stockholders’ equity	975,650	702,983
Noncontrolling interest	275,040	275,439
Total stockholders’ equity	1,250,690	978,422
Total liabilities and stockholders’ equity	$26,590,785	$27,092,477